SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to [ ] 240.14a-11(c) or [ ] 240.14a-12

                           MOBILE AMERICA CORPORATION
                (Name of Registrant as Specified in its Charter)

                          -----------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X ]     No fee required.

[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                           MOBILE AMERICA CORPORATION

                           Notice and Proxy Statement

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD AUGUST 9, 1999


To the Holders of Common Stock:

         PLEASE TAKE NOTICE that the annual meeting of shareholders of MOBILE AMERICA CORPORATION will be held on Monday, the 9th of August, 1999, at 10:00 a.m. local time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida 32256.

         The meeting will be held for the following purposes:

         1. To elect a board of eight directors pursuant to the bylaws of the Company;

         2. To approve amending the Mobile America Incentive Plan to include an additional 500,000 shares of common stock;

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on June 30, 1999, are entitled to vote at the annual meeting.

         Shareholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided even if you plan to attend the meeting. Prompt response is helpful and your cooperation will be appreciated. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

         By order of the Board of Directors,



                                            Carlena E. Purcell
                                            Secretary


Date:    July 12, 1999

                           MOBILE AMERICA CORPORATION
                               100 Fortune Parkway
                           Jacksonville, Florida 32256


                                  July 12, 1999


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD AUGUST 9, 1999


         This proxy statement and the enclosed form of proxy are first being sent to shareholders of Mobile America Corporation on or about July 12, 1999, in connection with the solicitation by the Company's Board of Directors of proxies to be used at the annual meeting of the shareholders of the Company. The meeting will be held on Monday, August 9, 1999, at 10:00 a.m. local time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida 32256.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Revocation of the proxy may be effected in a writing delivered to the Secretary, by delivering a later dated proxy or by attendance at the annual meeting and electing to vote in person. The shares represented by the proxy will be voted unless the proxy is received in such form or at such time as to render it not votable. For example, a proxy will be considered not votable if it is received unexecuted or if the proxy form or signature thereon is so mutilated or defaced so as to render it illegible.

         The Board of Directors has designated Allan J. McCorkle, Chairman, and Carlena E. Purcell, Secretary of the Company, and each or any of them, as proxies to vote shares of common stock solicited on its behalf.

Voting Securities and Principal Holders Thereof

         Each share of common stock entitles its holder to one vote. Shareholders representing a majority of the outstanding common stock must be present to constitute a quorum at the annual shareholders meeting. Directors will be elected by a plurality of votes cast by the shares entitled to vote in the election of directors provided a quorum is present. Any other matter properly coming before the meeting will be approved by a majority of the votes cast on the matter. Broker non-votes and abstentions will have no effect on the vote, but will be counted for purposes of determining if a quorum is present at the meeting.

         The record of shareholders entitled to vote at the annual meeting was taken at the close of business on June 30, 1999. As of June 30, 1999, the Company had outstanding and entitled to vote 7,227,160 shares of common stock.

         The following table shows the name, address and beneficial ownership as of June 1, 1999, of (i) each person known to the Company to be the beneficial owner of more than five percent of its outstanding common stock, (ii) each person who was a director or executive officer of the Company as of that date, and (iii) all officers and directors of the Company as a group:


     Name of                       Amount and Nature of                Percent
 Beneficial Owner                  Beneficial Ownership                of Class
 ----------------                  --------------------                --------

Allan J. McCorkle(1)                  3,051,866(2)                     41.79%

R. Lee Smith(3)                         374,999(4)                      5.17%

Robert Thomas, III                      216,645(5)                      2.99%

Thomas J. McCorkle                       29,838(6)                       *

J. Michael Garrity                       23,800(7)                       *

Thomas E. Perry                          26,225(8)                       *

Duane A. Sanders                         10,200(9)                       *

Holly J. McCorkle                        18,471(10)                      *

Arthur L. Cahoon                         50,000(11)                      *

All executive officers and            3,802,044                        50.77%
directors as a group
(a total of 9 persons)

--------------------------

*        Less than 1%.
(1) The address of Mr. Allan McCorkle is c/o Jones & McCorkle, 6712 Atlantic Boulevard, Jacksonville, Florida 32211.
(2) Includes 2,928,965 shares owned by McCorkle Investments Limited Partnership, a Nevada limited partnership, controlled by Mr. McCorkle. Includes 24,701 shares held by a charitable trust of which Mr. McCorkle is one of four trustees, as to which Mr. McCorkle disclaims beneficial ownership. Includes immediately exercisable options to purchase 28,750 shares, 17,250 shares, 15,000 shares and 15,000 shares, granted to Mr. Allan McCorkle under the Company's Incentive Plan, at exercise prices of $8.365, $8.91, $9.75 and $7.125 per share, respectively. Excludes 347,749 shares owned by R. Lee Smith which are subject to a Voting Agreement between Mr. McCorkle and Mr. Smith. See "Voting Agreement."
(3) The address of Mr. Smith is 1200 Riverplace Boulevard, Suite 902, Jacksonville, Florida 32207. (4) Includes immediately exercisable options to purchase 11,500 shares, 5,750 shares, 5,000 shares and 5,000 shares, granted to Mr. Smith under the Company's Incentive Plan, at exercise prices of $8.365, $8.91, $9.75 and $7.125 per share, respectively. Excludes 2,980,965 shares owned beneficially by Allan J. McCorkle which are subject to a Voting Agreement between Mr. Smith and Mr. McCorkle. See "Voting Agreement."
(5) Includes immediately exercisable options to acquire 11,500 shares, 5,750 shares, 5,000 shares and 5,000 shares granted to Mr. Thomas under the Company's Incentive Plan at exercise prices of $8,365, $8.91, $9.75 and $7.125, respectively. Includes the following shares as to which Mr. Thomas disclaims beneficial ownership:

               o     15,075 shares owned by his wife
               o 41,210 shares owned by a community foundation of which Mr. Thomas may be deemed to share voting and investment control as a result of his position as a member of the Board of Directors and Investment Committee of the foundation
               o 96,620 shares owned by a family limited partnership of which Mr. Thomas may be deemed to share investment power as a result of his role as a financial advisor to the limited partnership

         Excludes 243,265 shares which Mr. Thomas expects to reacquire as a result of the rescission of a sale of such shares by Mr. Thomas that occurred in May, 1998.
(6) Includes immediately exercisable options to purchase 11,500 shares, 5,750 shares, 5,000 shares and 5,000 shares, granted to Mr. Thomas McCorkle under the Company's Incentive Plan, at exercise prices of $8.365, $8.91, $11.875 and $7.125, respectively.
(7) Includes immediately exercisable options to purchase 5,750 shares, 5,750 shares, 5,000 shares and 5,000 shares, granted to Mr. Garrity under the Company's Incentive Plan, at exercise prices of $8.365, $8.91, $9.75 and $7.125 per share, respectively.
(8) Includes immediately exercisable options to purchase 5,750 shares, 5,750 shares, 5,000 shares and 5,000 shares, granted to Mr. Perry under the Company's Incentive Plan, at exercise prices of $8.365, $8.91, $9.75 and $7.125 per share, respectively.
(9) All amounts shown are immediately exercisable options to purchase 6,900 shares, 2,300 shares and 1,000 shares, granted to Mr. Sanders under the Company's Incentive Plan, at exercise prices of $8.1565, $8.91 and $9.75, respectively.
(10) Includes 2,040 shares owned by Ms. McCorkle's husband as to which Ms. McCorkle disclaims beneficial ownership.
(11) Includes an immediately exercisable option to purchase 50,000 shares at $3.125 per share.


                                   PROPOSAL 1:

                      NOMINATION AND ELECTION OF DIRECTORS

         At the meeting, a Board of eight Directors will be elected pursuant to the bylaws of the Company to serve until the next annual meeting of shareholders and until the election and qualification of their successors. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the following persons who have been designated by management as nominees. Each nominee has consented to being named as such in the proxy statement and is at present available for election. If any nominee should become unavailable, the persons voting the accompanying proxy may in their discretion vote for a substitute.

         Information concerning the nominees is set forth below:


                                         Offices Held in Company; Principal                  Year First
      Name                 Age         Occupations During the Past Five Years             Became Director
      ----                 ---         --------------------------------------             ---------------

Arthur L. Cahoon            43     Interim President and CEO and Director since May              1999
                                   24, 1999; Member of the Board of Directors Of
                                   Verio, Inc. since January 1999; Chairman of the
                                   Board and CEO of Hiway Technologies, Inc., an
                                   Internet company, from May 1998 to January 1999;
                                   since March 1993, general partner of Rock Creek
                                   Partners, Ltd., an investment company, and
                                   Executive Vice President of James Dahl & Co., an
                                   investment banking company; since January 1995,
                                   Executive Vice President of Timberland Investment
                                   Services, LLP, an investment management company,
                                   which he co-founded; in addition, from June 1995
                                   to June 1996, President of QuinStone Industries,
                                   Inc., a manufacturing company.

J. Michael Garrity          58     Consultant to Guy Carpenter & Co. since October               1994
                                   1997;  Senior Vice President of G.J. Sullivan Co.
                                   from June 1994 to October 1997; Senior Vice
                                   President of AON Reinsurance for more than five
                                   years until June 1994.

Holly J. McCorkle           33     Director since May 24, 1999; practicing attorney              1999
                                   since 1991.

Allan J. McCorkle           67     Chairman of the Board of Directors; President and             1968
                                   Chief Executive Officer from August 1985 until May
                                   24, 1999.

Thomas J. McCorkle          56     Vice President of the Company since July 1980;                1980
                                   President of Fortune Life Insurance Company from
                                   December 1981 to April 1986; Vice President of
                                   Fortune Insurance Company for more than five
                                   years until April 1986; President of Mobile
                                   America Insurance Group since April 1986.

Thomas E. Perry             66     Director; private investor; President of Sing                 1994
                                   Development Company From 1990 to 1998.

R. Lee Smith                56     Director; private investor and real estate                    1979
                                   developer; practicing attorney from 1979 to 1997;
                                   President of Fortune Life Insurance
                                   Company from 1968 to 1997.

Robert Thomas, III          65     Director; private investor; Senior Vice President             1976
                                   of Brown & Brown, Inc. (an insurance agency) since
                                   1980; previously also a member of the Executive
                                   Committee of Brown & Brown, Inc. from 1980 until
                                   December 1998.

         Allan J. McCorkle and Thomas J. McCorkle are brothers. Allan J. McCorkle is the father of Holly J. McCorkle. Each director is elected to serve until the next annual meeting of shareholders and until the election and qualification of a successor or his or her earlier death, resignation or removal.

         The proxy is in ballot form so that a specification may be made to grant or withhold authority to vote for the election of each director. The shares represented by the proxy will be voted "for" the election of directors nominated by the Board of Directors unless authority to do so is withheld. The Board of Directors recommends that shareholders vote "FOR" the election of each of the above nominees.

Executive Officers

         The following table presents information concerning all executive officers of the Company.

                                                  Business Experience
      Name               Age                     During Past Five Years
      ----               ---                     ----------------------

Arthur L. Cahoon          43        See Nomination and Election of Directors.

Thomas J. McCorkle        56        See Nomination and Election of Directors.

Duane A. Sanders          42        Vice President - Operations since August
                                    1995; Regional Director/Asst. Vice President
                                    Cigna Financial Institution Services from
                                    June 1994 until August 1995; Asst. Vice
                                    President Consolidated International
                                    Insurance Group from May 1993 until May
                                    1994; Unit Supervisor,  Division Supervisor,
                                    Division Manager, Senior Financial Business
                                    Analyst, Product Manager - Progressive
                                    Insurance from May 1985 until April 1993.

The term of office of each of the executive officers named above expires at the first meeting of the Board of Directors following the annual meeting of the stockholders.

Voting Agreement

         On May 24, 1999, the Company, Allan J. McCorkle ("A. McCorkle") and R. Lee Smith ("Smith") entered into a Shareholder Agreement (the "Voting Agreement"). In the Voting Agreement, A. McCorkle and Smith agreed to vote all of the shares over which they then have voting power (except 24,701 shares contributed by McCorkle to the Kissaway County Charitable Trust) in favor of the following slate of directors: (i) Allan J. McCorkle, Thomas J. McCorkle and Holly J. McCorkle (the "Family Directors"), (ii) J. Michael Garrity, Thomas E. Perry, R. Lee Smith and Robert Thomas (the "Non-Family Directors") and (iii) Arthur L. Cahoon. In the event of a vacancy on the Board with respect to a Family Director, A. McCorkle and Smith agreed to vote for a director nominated by A. McCorkle, and in the event of a vacancy on the Board with respect to a Non-Family Director, A. McCorkle and Smith agreed to vote in favor of an individual nominated by the Non-Family Directors and Cahoon. In the event a new President and CEO is hired and elected as a director, A. McCorkle and Smith agreed to vote in favor of an additional nominee selected by A. McCorkle.

         The Voting Agreement generally continues until, but not including, the 2002 Annual Meeting of the Company's shareholders. However, the Voting Agreement will terminate earlier on the happening of any of the following events: (i) the death of A. McCorkle, (ii) default by the Company under its Consulting Agreement or Director Indemnification Agreement with A. McCorkle after notice and opportunity to cure, (iii) the occurrence of a "material adverse change" as defined in the Voting Agreement or (iv) failure of the Company's Board to nominate as directors the Family Directors or Cahoon.

         On May 24, 1999 the number of directors was increased by two and Holly
J. McCorkle and Arthur L. Cahoon were elected to serve as directors until the Company's next annual meeting of shareholders and until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon a review of its files in preparing its Form 10-K/A for the year ended December 31, 1998, the Company discovered that its executive officers and directors inadvertently failed to file information concerning the grant of stock options under the Company's Incentive Plan. Grants have been disclosed in definitive proxy statements filed by the Company. The Company is assisting its executive officers and directors with reporting such options on late Form 5 filings. As of the date of mailing this Proxy Statement, all of these reports were filed except the report of Jack Chambers, a former director of the Company, Thomas J. McCorkle and Allan J. McCorkle. The late Form 5 filing of Thomas E. Perry included one transaction in which he acquired 3,000 shares of the Company's stock in December 1998 for which Mr. Perry inadvertently failed to file a Form 4. Effective December 31, 1996 Allan J. McCorkle transferred all of his stock in Mobile America to a limited partnership controlled by Mr. McCorkle. Mr. McCorkle inadvertently failed to file a Form 5 reflecting this change in form of ownership and inadvertently failed to file a Form 3 initial statement of ownership for the partnership. Mr. McCorkle has continued to report the shares owned by the partnership as directly owned by him and has reported changes in ownership by the partnership as changes in his direct ownership. The partnership is in the process of preparing a late Form 3 filing and a late joint Form 5 filing with Mr. McCorkle for pre-1999 transactions by the partnership which Mr. McCorkle reported as changes in his direct ownership. Other than the foregoing, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 1998 fiscal year all applicable
Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten percent beneficial owners.

Certain Relationships and Related Transactions

         No director or executive officer of the Company, nor any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, nor any member of the immediate family of any of the foregoing persons had any material interest, direct or indirect, in any transaction of the Company or its subsidiaries for the year ended December 31, 1998 or in any proposed transactions. The Company engages in routine business transactions with certain directors of the Company involving less than $60,000 each, and the terms of these transactions are as favorable to the Company as could be obtained from unrelated parties.

         On May 24, 1999, the Company entered into a Consulting and Noncompetition Agreement (the "Consulting Agreement") with Allan J. McCorkle, Chairman of the Board of Directors of the Company in connection with his retirement on that date as the Company's President and CEO. Pursuant to the Consulting Agreement, A. McCorkle agreed to provide consulting services to the Company as requested by the Company and not to compete with the business of the Company nor solicit its agents, employees and customers for a period of seven years or until his earlier death (the "Consulting Term"). During the Consulting Term, the Company agreed to pay A. McCorkle a consulting fee of $250,000 per year. If the Consulting Term ends for reasons other than A. McCorkle's death, the Company will pay A. McCorkle $250,000 per year for an additional seven year period or until his earlier death (the "Restrictive Term") as compensation for his compliance with certain restrictive covenants during this period. After the Restrictive Term, the Company agreed to pay Rosemary McCorkle, A. McCorkle's wife, if she is then alive a benefit of $125,000 per year until her death. During the Consulting Term, the Company also agreed to pay A. McCorkle a monthly allowance of $1,500 for secretarial and office space, or alternatively, provide
A. McCorkle with part-time secretarial assistance and office space. As a director, A. McCorkle will participate in the life insurance and medical insurance programs provided to the Company's directors, but will not be eligible to receive directors fees, meeting fees or other compensation paid or awarded to directors.

         The Company from time to time employs the law firm of Jones & McCorkle, P.A., of which Holly J. McCorkle and her husband are members, to provide legal services to the Company. During the fiscal year ended December 31, 1998, the Company paid Jones & McCorkle $31,744.46 for such services.

Board of Directors and Committees

         The Board of Directors has an Executive Committee which is authorized to exercise all of the powers of the Board of Directors when the Board is not in session. The Executive Committee currently consists of Allan J. McCorkle, Thomas
J. McCorkle and Robert Thomas, III. Mr. Thomas McCorkle replaced J. Michael Garrity on this committee effective November 20, 1998. Three meetings of the Executive Committee were held in 1998.

         The Board of Directors has an Audit Committee which met five times during 1998. The Audit Committee currently consists of J. Michael Garrity and Thomas E. Perry. Mr. Garrity replaced Randal Ringhaver, and Mr. Perry replaced Robert Thomas, III on this committee effective November 20, 1998. Jack H. Chambers also served on the Audit Committee during 1998 until his retirement from the Board in February, 1999. The Audit Committee reviews the scope and results of the audit examination for the Company's previous fiscal year, consults with the Company's independent auditors and its internal financial staff with respect to internal accounting systems and controls, and consults with the Company's independent auditors with regard to the audit plan. In addition, this committee approves the engagement or discharge of the Company's independent auditors and negotiates the fees for the coming year.

         The Company has a Compensation Committee which met three times during 1998. The Compensation Committee currently consists of R. Lee Smith and Robert Thomas, III. Mr. Thomas replaced Thomas E. Perry on this committee effective November 20, 1998. Randal Ringhaver served as Chairman of the Compensation Committee from November 20, 1998 until his resignation from the Board in March, 1999. The Compensation Committee recommends for approval by the full Board of Directors, the nature and amount of all compensation for executive officers of the Company.

         The Company does not have a standing Nominating Committee.

         During 1998, the Board of Directors held seven meetings. Each director attended 75% or more of the aggregate of the meetings of the board and the committees on which he served.

         In May 1999, a new Senior Officer Selection Committee was appointed for the purpose of interviewing prospective senior officers of the Company and its subsidiaries and making hiring recommendations to the Board. The members of this Committee are Allan J. McCorkle, R. Lee Smith and Arthur L. Cahoon.

Executive Compensation

Summary of Cash and Certain Other Compensation

         The following table sets forth information with respect to the compensation paid by the Company and its subsidiaries for the last three fiscal years, to the Chief Executive Officer and each of the other executive officers of the Company in all capacities in which they served.

                                     Summary Compensation Table

                                                                                                Long Term
                                                                                              Compensation
                                                  Annual Compensation                            Awards
                                                                                              Securities
                                                                               Other          Underlying            All
                                                                              Annual          Options /            Other
Name and Position               Year        Salary(1)         Bonus       Compensation(2)       SAR's         Compensation(3)
-----------------------------------------------------------------------------------------------------------------------------

Allan J. McCorkle(4)            1998        $427,751         $169,260            -              15,000           $13,430
Chairman, President and         1997         413,953          176,312            -              15,000            13,363
Chief Executive Officer         1996         413,953          132,565            -              17,250(5)         13,589

Thomas J. McCorkle              1998        $127,000         $ 42,315            -               5,000            13,761
Vice President                  1997         120,000           44,078            -               5,000            13,686
                                1996         114,043           33,142            -               5,750(5)         13,347

Duane A. Sanders                1998        $131,475         $ 42,315            -               5,000            13,761
Vice President                  1997         124,439           44,078            -               5,000            13,686
                                1996         117,413           11,441            -               5,750(5)         11,770

Thomas L. Stinson(6)            1998        $126,300         $ 39,745            -               5,000            13,761
Vice President and              1997         115,750           22,369            -               5,000            12,664
Chief Financial Officer         1996          80,917           16,819            -               2,875(5)          9,094

------------------------

(1)   Includes amounts deferred under the Company's money purchase pension plan.
(2) Each executive officer receives miscellaneous perquisites, the amount of which does not exceed the applicable thresholds for specific disclosure.
(3)   The amounts shown in this column for 1998 include the following:

                                Company Contributions
                                  to Money Purchase               Term Life
                                    Pension Plan              Insurance Premiums
                                ---------------------         ------------------

      Allan J. McCorkle               $12,126                     $ 1,304
      Thomas J. McCorkle               12,126                       1,635
      Duane E. Sanders                 12,126                       1,635
      Thomas L. Stinson                12,126                       1,635

(4) Allan J. McCorkle retired as President and Chief Executive Officer effective May 24, 1999.
(5) Previously granted option shares have been adjusted to reflect the 15% stock dividend effected in July 1997.
(6) Thomas L. Stinson terminated employment with the Company effective March 31, 1999.

         The Company has Agreements regarding Severance and Change in Control (the "Severance Plans") with each of the executive officers other than Allan J. McCorkle. The Severance Plans provide that if the executive is terminated other than for cause (as defined in the Severance Plans) within 18 months after a change in control of the Company, or if the executive terminates his or her employment for good reason (as defined in the Severance Plans) within such 18 month period, the executive is entitled to receive a lump sum payment equal to 18 months of his base salary and to continue to receive life and health insurance benefits for an 18 month period after such termination. In addition, the Severance Plans provide for the acceleration of all stock options held by the executive. There are no other employment contracts outstanding on any of the executive officers of the Company.

Options

         The following table sets forth information concerning options granted during the year ended December 31, 1998 under the Company's Incentive Plan to the executives named in the Summary Compensation Table above. The Company did not grant any stock appreciation rights during the year.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                            Potential Realizable
                                                                                          Value at Assumed Annual
                                                                                            Rates of Stock Price
                                                                                              Appreciation for
                                              Individual Grants                                 Option Term
                          ----------------------------------------------------------    -----------------------------
                                        Percentage of
                             Number     Total Options
                               Of         Granted to
                            Options      Employees in    Exercise     Expiration
          Name              Granted        1998(1)        Price          Date                 5%            10%
---------------------------------------------------------------------------------------------------------------------

Allan J. McCorkle          15,000(2)        28.030%      $ 7.125      08/27/2008           $ 67,213        70,331

Thomas J. McCorkle          5,000(2)         9.345%        7.125      08/27/2008             22,404        56,777

Duane A. Sanders            5,000(3)         9.345%        5.5625     11/20/2008             17,491        44,326

Thomas L. Stinson           5,000(3)         9.345%        5.5625     11/20/2008             17,491        44,326

------------------------

(1) A total of 53,500 options were granted to key employees in 1998 under the Company's Incentive Plan.
(2)   All options granted are fully vested.
(3) Options vest 20% annually beginning on the first anniversary of the date of grant.

         The following table sets forth information concerning the value of unexercised options as of December 31, 1998 held by the executives named in the Summary Compensation Table above. No options were exercised by such persons during 1998.

                                                 OPTION YEAR-END VALUES TABLE


                                          Number of Securities                      Value of Unexercised
                                         Underlying Unexercised                    In-the-Money Options at
                                      Options at December 31, 1998                    December 31, 1998
         Name                         Exercisable/Unexercisable(1)              Exercisable/Unexercisable(2)
         ----                         -------------------------                 -------------------------

Allan J. McCorkle                             76,000 / -0-                                    -
Thomas J. McCorkle                            27,250 / -0-                                    -
Duane A. Sanders                              10,200 / 17,050(3)                              -
Thomas L. Stinson                              4,600 / 17,050(3)                              -

------------------------

(1) Option amounts have been adjusted to reflect the 15% stock dividend effected in July 1997.
(2) None of the unexercised options held by executive officers were "in-the-money" as of the end of the fiscal year.
(3) Options vest 20% annually beginning on the first anniversary of the date of grant.

Directors' Compensation

         In 1998, each outside director of the Company was paid $1,000 for each Board of Directors meeting and $500 for each Board Committee meeting attended. Such amounts have been included in the cash compensation table above with respect to the individuals named who are directors. Each outside director also participates in the Company's group health insurance and medical reimbursement plans for its executive officers at no cost to the director. In 1998, the Company reimbursed Mr. Perry and Mr. Thomas $15,593 and $1,235, respectively, under the Company's medical reimbursement plan for medical expenses not covered by group health insurance. The Company also provided each outside director with $265,000 of term life insurance coverage under the Company's group life insurance plans for its executive officers.

Compensation Committee Report

         The Company's Compensation Committee establishes, and recommends for approval by the full Board of Directors, the compensation to executive officers of the Company as well as approving the Company's annual bonus pool in order to attract and motivate management to enhance shareholder value.

         The Committee's decisions on compensation for the Chief Executive Officer are ultimately subjective, based on consideration of several factors:
(i) historic salary increments, (ii) annual performance of individual and (iii) Company performance as measured by the return on equity and increase in the value of the Company's stock.

         Annual performance incentive compensation by way of cash bonuses is established by the Company's ultimate results for each fiscal year, compared with previously targeted objectives. The combination of base compensation and cash bonuses provides a level of risk and opportunity that encourages management performance in the achievement of the Company's long-term objectives and goals.

         In consideration of the fact that Mr. McCorkle's salary had not been adjusted in two years, the committee approved an 8% increase in Mr. McCorkle's base compensation bringing his annual base salary to $447,069. The committee approved an annual increase range of 0 - 6% for company employees.

                                            MOBILE AMERICA CORPORATION
                                            COMPENSATION COMMITTEE

                                            R. Lee Smith, Acting Chairman
                                            Robert Thomas

Performance Graph

         The performance graph set forth below compares the cumulative total shareholder return on the Company's common stock with the Nasdaq Index and Nasdaq Insurance Index for the years 1993 through 1998.

[OBJECT OMITTED]


        Date           Company Index       Market Index     Peer Index
        ----           -------------       ------------     ----------

    12/31/1993            100.000            100.000         100.000
    01/31/1994             91.643            103.035         102.497
    02/28/1994             86.552            102.073          99.482
    03/31/1994             81.461             95.797          93.983
    04/29/1994             71.278             94.553          94.219
    05/31/1994             69.581             94.785          95.517
    06/30/1994             78.067             91.318          95.323
    07/29/1994             72.975             93.193          96.061
    08/31/1994             71.278             99.135          97.098
    09/30/1994             57.701             98.881          94.983
    10/31/1994             57.701            100.824          92.052
    11/30/1994             46.670             97.479          89.077
    12/30/1994             40.730             97.752          94.131
    01/31/1995             43.649             98.310          96.561
    02/28/1995             54.125            103.509         101.151
    03/31/1995             60.236            106.578         101.190
    04/28/1995             52.379            109.936         104.619
    05/31/1995             66.347            112.772         106.881
    06/30/1995             58.490            121.911         109.535
    07/31/1995             60.236            130.873         111.288
    08/31/1995             66.347            133.526         116.676
    09/29/1995             80.315            136.596         121.771
    10/31/1995             82.061            135.807         122.078
    11/30/1995             79.442            138.996         129.367
    12/29/1995             72.458            138.256         133.711
    01/31/1996             81.069            138.936         133.637
    02/29/1996             82.870            144.224         134.406
    03/29/1996             79.267            144.699         132.914
    04/30/1996             79.267            156.700         130.641
    05/31/1996             84.672            163.896         133.481
    06/28/1996             84.672            156.508         135.836
    07/31/1996             79.267            142.551         129.268
    08/30/1996             76.565            150.538         134.477
    09/30/1996             72.962            162.052         138.824
    10/31/1996             71.611            160.261         140.085
    11/29/1996             71.160            170.169         147.671
    12/31/1996             75.664            170.015         152.419
    01/31/1997             97.048            182.098         151.857
    02/28/1997             91.449            172.025         160.628
    03/31/1997             91.449            160.793         156.891
    04/30/1997             85.850            165.819         157.152
    05/30/1997             84.917            184.611         169.462
    06/30/1997             86.923            190.265         182.149
    07/31/1997             86.923            210.336         190.268
    08/29/1997             82.631            210.011         190.682
    09/30/1997             82.631            222.402         201.887
    10/31/1997            111.337            210.853         199.599
    11/28/1997            100.874            211.924         204.484
    12/31/1997            120.190            208.299         223.582
    01/30/1998            122.156            214.912         217.593
    02/27/1998            119.405            235.137         228.468
    03/31/1998            104.548            243.772         228.949
    04/30/1998             94.643            247.861         228.308
    05/29/1998             90.241            234.131         223.170
    06/30/1998             85.839            250.543         213.052
    07/31/1998             79.236            247.627         202.041
    08/31/1998             61.628            199.061         184.427
    09/30/1998             62.729            226.846         181.776
    10/30/1998             53.925            236.548         193.240
    11/30/1998             44.020            260.073         197.609
    12/31/1998             34.666            293.520         198.781

                Assumes $100 invested on December 31, 1993 in the
                      Company's common stock, Nasdaq Stock
                       Market and Nasdaq Insurance Stocks.

                                   PROPOSAL 2:

             AMENDMENT TO MOBILE AMERICA CORPORATION INCENTIVE PLAN

         In June 1999, the Company's Board of Directors adopted, subject to stockholder approval, an amendment to the Mobile America Corporation Incentive Plan (the "Plan") increasing the number of shares authorized for issuance under the Plan by 500,000 to a total of 1,045,000 shares. The Board of Directors believes that the increase in authorized shares is desirable because of the need to continue to attract and retain key employees who are in a position to contribute materially to the Company's success through the grant of awards under the Plan.

Summary of Plan

         Purpose; Eligibility. The purpose of the Plan is to assist the Company in attracting and retaining key employees and directors who will contribute to the Company's success, and motivating such persons in a manner that will align their interests with those of the Company's stockholders. Key employees and directors of the Company are eligible to receive awards under the Plan. As of June 1, 1999, there were approximately 18 key employees of the Company (including executive officers and employee directors) and five non-employee directors considered eligible to receive awards under the Plan.

         Administration. The Plan is administered as to key employees by a committee of at least two non-employee directors who must qualify as "disinterested" persons under Rule 16b-3 under the Securities Exchange Act of 1934 and as "outside directors" under 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is administered as to non-employee directors by a committee of at least two directors who also are Company employees. Subject to the provisions of the Plan, the committees determine, as to the respective segments of the plan they administer, who qualifies for awards, the type, timing and expiration dates of awards, vesting schedules and other terms and conditions of awards. All awards are non-transferable.

         Stock Options. Options awarded under the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), which permits the deferral of taxable income related to the exercise of such options, or non-qualified options not entitled to such deferral. The committees determine the exercise price of options, which cannot be less than 100% of the fair market value of the common stock on the date of grant, expiration dates and other terms and conditions of options, including whether the option exercise price may be paid in share of common stock of the Company. Under the Code, only employees may receive incentive options, which cannot have a term of more than 10 years. In the case of an incentive option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of the Company, the exercise price must be at least 110% of the fair market value of the common stock on the date of grant and the option term cannot exceed five years. Incentive options may be granted only within 10 years from the date of adoption of the Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive options may be granted to any one individual under the Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. No participant may receive options or stock appreciation rights under the Plan for an aggregate of more than 25,000 shares during any single year.

         As of June 1, 1999, there were outstanding options to acquire 335,988 shares of common stock. See the "Options" tables under "Executive Compensation" above for information on options granted to the Company's executive officers named in the Summary Compensation Table. The following table sets forth information concerning options held by the groups listed therein:


                     Group(1)                               Options
                     -----                                  -------

        All current executive officers                      104,500

        All current non-employee directors                  173,500

        All employees                                        57,988

---------------------------------

(1) No recipients of awards are associates of either directors or executive officers of the Company. No persons other than (i) those shown on the "Options" tables under "Executive Compensation" and (ii) the Company's outside directors, hold 5% or more of the total options outstanding under the Plan.

         The number of options awarded to each participant was based on the recipient's potential ability to contribute to the Company's success, including position within the Company, and, in a number of instances, previous length of service with the Company.

         All outstanding options have exercise prices equal to the fair market value of the common stock on the date of grant, ranging from $3.125 per share to $11.875 per share.

         The following table sets forth information relating to outstanding options:


                                              Outstanding
                    Exercise Price         Numbers of Shares
                    --------------         -----------------

                       $3.125                   50,000
                        5.5625                  27,750
                        7.125                   40,000
                        8.1565                  11,500
                        8.365                   76,188
                        8.91                    65,550
                        9.63                     5,000
                        9.75                    35,000
                       11.875                   25,000

         Approximately 75% of all outstanding options awarded under the Plan were fully vested and exercisable on the grant dates. The remaining outstanding options vest 20% annually beginning on the first anniversary date of grant. Outstanding options expire if not exercised prior to the tenth anniversary date of grant. The option exercise price may be paid in whole or in part in shares of common stock, valued at their closing sale price on the date of exercise.

         As of June 1, 1999 the closing sale price of the common stock on the Nasdaq National Market was $3.938 per share.

         Other Types of Awards. The Plan also permits the award of other stock-based awards, including stock appreciation rights ("SARs") and restricted stock awards. An SAR entitles the recipient to receive the difference between the fair market value of the common stock on the date of exercise and the SAR price, in cash or in shares of common stock, or a combination of both, as determined in the discretion of the committee awarding the SAR. Restricted stock awards entitle the recipient to receive shares of common stock, subject to forfeiture restrictions that lapse over time or upon the occurrence of events specified by the committee making the award, with the shares required to be forfeited if the recipient ceases to be an employee or a director of the Company, as the case may be, before the restrictions lapse.

         Federal Income Tax Consequences of Options. An optionee does not recognize income for federal income tax purposes upon the grant of a non-qualified option but generally must recognize ordinary income upon exercise, to the extent of the excess of the fair market value of the underlying shares of common stock on the date of exercise over the exercise price. The amount of compensation includable in gross income by an optionee ordinarily is deductible by the Company during the Company's taxable year in which the income is includable by the optionee provided among other things that the applicable information reporting requirements are satisfied. Upon the sale of shares acquired pursuant to the exercise of non-qualified options, the optionee recognizes capital gain or loss to the extent the amount realized exceeds the fair market value of the shares on the date of exercise. If an optionee pays the exercise price of a non-qualified option solely with cash, the tax basis of the shares received will equal the sum of the cash plus the amount of compensation income includable by the optionee as a result of the exercise.

         The holder of an incentive option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option (but the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax). The optionee generally will be entitled to long term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option, if the shares have been held for more than two years from the date of grant of the option and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise (or, if less, the amount realized on disposition of the underlying stock) exceeds the applicable exercise price. The Company will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition. If an optionee pays the exercise price of an incentive option solely with cash, the optionee's tax basis in the stock received is equal to the amount of cash paid.

         If the employee pays the exercise price with shares of Common Stock, the employee should not recognize capital gain or loss on the shares delivered in payment of the exercise price, and the employee's basis in the number of shares purchased upon exercise equal to the number of shares exchanged will be equal to the employee's original basis in the shares exchanged. The employee's basis in any shares purchased upon exercise in excess of that amount will be the fair market value of the Common Stock on the date of exercise.

         The Board of Directors recommends that shareholders vote in favor of the amendment.

Independent Certified Public Accountants

         The accounting firm of Cherry, Bekaert & Holland L.L.P., have acted as the Company's independent certified public accountant since fiscal 1987. A representative of that firm is expected to be present at the meeting and will be afforded the opportunity to make a statement if he so desires and will also be available to respond to appropriate questions.

         Professional services provided by Cherry, Bekaert & Holland L.L.P., consisted of audit services, including the examination of the financial statements of the Company and its subsidiaries, and assistance and consultation in connection with filings with the Securities and Exchange Commission.

         The Company has not selected its independent accountants for the current fiscal year. Such selection will be made after the consideration and recommendation by the audit committee to the Board of Directors.

Annual Report

         A copy of the Company's annual report for the fiscal year ended December 31, 1998 accompanies this proxy statement. Any shareholder who does not receive a copy may obtain one by writing the Corporate Secretary at 10475-110 Fortune Parkway, Jacksonville, Florida 32256.

Other Matters

         Management does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

         The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of the proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense for sending proxy material to principals and obtaining their proxies.

Shareholder Proposals

         Any shareholder desiring to present a proposal for action at the annual meeting of shareholders which is expected to be held at the end of May, 2000, and desiring that such proposal be included in the Company's proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission, should submit a written copy of such proposal to the Company's principal offices not later than December 23, 1999. Such proposal should be submitted by certified mail, return receipt requested, and should in all respects comply with applicable proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Proposals should be directed to the attention of the Secretary. Notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after March 7, 2000 and the persons named in proxies solicited by the Company's Board of Directors for its Annual Meeting of Shareholders to be held in 2000 may exercise discretionary voting power with respect to any such proposal as to which the Company does not receive timely notice.

         Shareholders are urged to specify their choices, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided. Prompt response is helpful and your cooperation will be appreciated.




Dated:  July 12, 1999

                           MOBILE AMERICA CORPORATION
                               100 FORTUNE PARKWAY
                           JACKSONVILLE, FLORIDA 32256

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 9, 1999


         The undersigned hereby appoints Allan J. McCorkle and Carlena E. Purcell, and each or either of them, as Proxies, each with full power to appoint a substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all the shares of common stock of Mobile America Corporation held on record by the undersigned on June 30, 1999, at the annual meeting of shareholders to be held on August 9, 1999, or any adjournment thereof.


1.    ELECTION OF DIRECTORS

      [ ]  FOR all nominees listed (Except      [  ]  WITHHOLD AUTHORITY to
           as marked to the contrary below).          vote for all nominees
                                                      listed below.


      Nominees:   Arthur L. Cahoon, J. Michael Garrity, Allan J. McCorkle,
                  Holly J. McCorkle, Thomas J. McCorkle, Thomas E. Perry,
                  R. Lee Smith, Robert Thomas, III.


      To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:


      _____________________________________________________________________

2.    APPROVAL OF AMENDMENT TO INCENTIVE PLAN

      In June 1999, the Company's Board of Directors adopted, subject to stockholder approval, an amendment to the Mobile America Corporation Incentive Plan (The "Plan") increasing the number of shares authorized for issuance under the Plan by 500,000 to a total of 1,045,000 shares.

           [  ] FOR          [  ]  AGAINST             [  ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

           If any other matter requiring a vote of the shareholders arises, the Proxies are authorized to vote upon the matter in accordance with their best judgement in the interest of the Corporation.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

           Please sign exactly as names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                            Dated ________________________, 1999


                                            ------------------------------------
                                                         Signature

                                            ------------------------------------
                                                  Signature if held jointly

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THE PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.